SCHEDULE 14C INFORMATION

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Rydex Variable Trust

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RYDEX VARIABLE TRUST

Information Statement Relating to the

Amerigo Fund

Clermont Fund

and

Select Allocation Fund

May 29, 2013

Introduction. On February 14, 2013, the Rydex Variable Trust (the “Trust”) Board of Trustees (the “Board”) approved a new investment sub-advisory agreement between Security Investors, LLC (the “Advisor”) and CLS Investments, LLC (“CLS”) (the “New Sub-Advisory Agreement”). Pursuant to the New Sub-Advisory Agreement, CLS will continue to serve as investment sub-adviser to the Amerigo Fund, Clermont Fund, and Select Allocation Fund, each a separate series of the Trust (each, a “Fund” and collectively, the “Funds”).

Prior to November 10, 2012, CLS served as the investment sub-adviser to the Funds pursuant to the investment sub-advisory agreement between CLS and the Advisor, dated March 1, 2012 (the “Prior Sub-Advisory Agreement”). However, on November 10, 2012, Mr. Patrick Clarke, a majority stakeholder of CLS died resulting in the automatic termination of the Prior Sub-Advisory Agreement. At an in-person meeting held November 19, 2012, the Board, including a separate majority of the Trustees who are not “interested persons,” as defined in the Investment Company Act of 1940, as amended (the “1940 Act”) (collectively, the “Independent Trustees”), approved an interim investment sub-advisory agreement (the “Interim Agreement”), pursuant to which CLS continued to provide sub-advisory services to the Funds under the same terms as the Prior Sub-Advisory Agreement. The Interim Agreement terminated on March 1, 2013, the effective date of the New Sub-Advisory Agreement.

The Funds’ Prospectus and Statement of Additional Information (the “SAI”), dated May 1, 2013, includes detailed information about CLS and the CLS Portfolio Managers that manage the Funds on a day-to-day basis.

The Trust and its affiliates have received an order from the U.S. Securities and Exchange Commission (the “SEC”) that permits the Advisor to hire new sub-advisers and make changes to existing sub-advisory agreements with the approval of the Board, but without obtaining shareholder approval (“Manager of Managers Relief”). A condition of this order requires the Advisor to furnish shareholders with information about the new sub-advisers and sub-advisory agreements.

This Information Statement provides information about CLS and the New Sub-Advisory Agreement. The changes described in this Information Statement do not require shareholder approval and are described for informational purposes only.

We Are Not Asking You For a Proxy and You Are Requested Not to Send Us a Proxy

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I.	The Board’s Approval of CLS

At a meeting of the Trust’s Board held on February 14, 2013, the Advisor recommended, and the Board, including a separate majority of the Independent Trustees, approved the New Sub-Advisory Agreement.

New Sub-Advisory Agreement. Pursuant to the terms of the New Sub-Advisory Agreement, CLS is responsible for making investment decisions for the assets of each Fund it sub-advises and continuously reviewing, supervising and administering the Fund’s investment program.

CLS is independent of the Advisor and discharges its responsibilities subject to the supervision of the Advisor and the Board, and in a manner consistent with each Fund’s investment objectives, policies and limitations.

The New Sub-Advisory Agreement is substantially similar to the Prior Sub-Advisory Agreement. Specifically, the duties to be performed, standard of care and termination provisions of the New Sub-Advisory Agreement are the same as those included in the Prior Sub-Advisory Agreement. The only significant difference between the New Sub-Advisory Agreement and the Prior Sub-Advisory Agreement, other than the date of each agreement, is that the New Sub-Advisory Agreement contemplates that the Advisor, pursuant to its Manager of Managers Relief, may enter into a sub-advisory agreement with a sub-adviser or amend an existing sub-advisory agreement subject only to the Board’s approval and without obtaining shareholder approval where the sub-adviser is not affiliated with the Advisor. As required by the Advisor’s Manager of Managers Relief, the Funds’ shareholders previously approved the Funds’ ability to rely on the Manager of Managers Relief. The New Sub-Advisory Agreement will remain in effect for two years from its effective date (unless earlier terminated in accordance with the terms of the New Sub-Advisory Agreement), and will have to be approved annually thereafter by a majority of the Trustees, including a majority of the Independent Trustees.

Board Considerations. Prior to the approval of the New Sub-Advisory Agreement, the Board received written and oral information from the Advisor and CLS. As further outlined below, in approving the New Sub-Advisory Agreement, the Board carefully evaluated: (1) the nature, extent and quality of the services expected to be rendered to the Funds; (2) the performance record of CLS; (3) the costs of the services expected to be rendered to the Funds and the profits derived by CLS from its relationship with the Funds; (4) a comparison of the Funds’ advisory fees and those of similarly situated funds; and (5) benefits (such as soft dollars) to CLS from its relationship with the Funds. The Board discussed the written materials provided in advance of the meeting and any other information that the Board received at the meeting, and deliberated on approving the New Sub-Advisory Agreement in light of this information. The Board used the foregoing information, as well as such other information as the Trustees considered to be relevant in the exercise of their reasonable judgment, in their decision to approve the New Sub-Advisory Agreement.

In approving the New Sub-Advisory Agreement, the Board considered such information as it deemed appropriate, examined the terms of the Sub-Advisory Agreement, which are substantially identical to the Prior Sub-Advisory Agreement, with the exception of the effective date, term and Manager of Managers provision, and determined that there would be no significant differences between the scope of services to be provided by CLS under the New Sub-Advisory Agreement and the scope of services provided by CLS under the Prior Sub-Advisory Agreement. The Board also considered CLS’s representations to management of the Funds that CLS would continue to provide investment and related services that were of materially the same quality and quantity as services provided to the Funds in the past.

Nature, Extent and Quality of Sub-Advisory Services. In considering the nature, extent and quality of the services to be provided by CLS, the Board evaluated, among other things, CLS’s business, personnel, experience, investment decision process, track record, brokerage practices, including soft dollar practices, any conflicts of interest, compliance program and the resources of CLS to be dedicated to the Funds it sub-advises. Based on this evaluation, the Board concluded, within the context of its full deliberations, that the nature, extent and quality of services to be provided by CLS to the Funds and the resources of CLS to be dedicated to the Funds supported approval of the New Sub-Advisory Agreement.

Performance Record. In considering the past performance record of CLS, the Board evaluated the recent and long-term performance of the similar accounts managed by CLS relative to their respective peer group and appropriate indices/benchmarks. Based on this evaluation, the Board concluded, within the context of its full deliberations, that CLS’s performance (both actual performance and comparable performance) supported approval of the New Sub-Advisory Agreement.

Costs of Sub-Advisory Services. In considering the costs of the sub-advisory services to be provided by CLS, the Board evaluated (a) the services to be provided by CLS; (b) the sub-advisory fees to be charged to each Fund; (c) the advisory fees to be charged to each Fund in comparison to advisory fees charged to other comparable mutual funds including, in particular, other funds of funds; and (d) the fact that CLS will be compensated by the Advisor and not by the Funds directly and that such compensation reflects an arms-length negotiation between CLS and the Advisor. Based on this evaluation, the Board concluded, within the context of its full deliberations, that the sub-advisory fees charged under the New Sub-Advisory Agreement are reasonable and supported approval of the New Sub-Advisory Agreement.

Profitability. With respect to the cost of advisory services provided and level of profitability, on the basis of the Trustees’ review of the fees charged by CLS Investments for, and expenses related to, investment advisory and related services, the Board concluded that the level of profitability was reasonable. The Board also considered that CLS would be compensated by the Advisor and not by the Funds directly and that such compensation reflected an arms-length negotiation between CLS and the Advisor.

Economies of Scale. The Board considered the existence of any economies of scale and whether any such economies of scale were passed along to the Funds’ shareholders through a graduated investment advisory fee schedule (such as breakpoints) or other means, including any fee waivers by the Advisor and its affiliates. Based on this evaluation, the Board concluded, within the context of its full deliberations, the Funds and their shareholders obtain a reasonable benefit from any economies of scale realized by the Advisor and CLS.

Benefits. With respect to benefits to CLS from its relationship with the Funds, the Board considered benefits such as any soft dollar usage by CLS and any intangible benefits, and concluded that the advisory fees appropriately reflected any such benefits.

Based on the Board’s deliberations and its evaluation of the information described above, the Board, including all of the Independent Trustees, unanimously approved the New Sub-Advisory Agreement and concluded that the compensation under the New Sub-Advisory Agreement is fair and reasonable in light of such services and such other matters as the Board considered to be relevant in the exercise of the Trustees’ reasonable judgment. In the course of its deliberations, the Board did not identify any particular information or factor that was all-important or controlling.

II.	Information Concerning the Advisor

The Advisor, located at 805 King Farm Boulevard, Suite 600, Rockville, Maryland 20850, serves as investment adviser of the Funds. The Advisor has served as the investment adviser of each Fund since its inception. The Advisor oversees CLS to ensure its compliance with the investment policies and guidelines of the Funds, and monitors CLS’s adherence to its investment style. The terms of the Funds’ investment advisory agreement with the Advisor are unaffected by the approval of the New Sub-Advisory Agreement.

III.	Description of CLS

CLS, a registered investment adviser, is located at 17605 Wright Street, Omaha, Nebraska, 68130. CLS serves as investment sub-adviser to the Funds and is responsible for the day-to-day management of each Fund’s portfolio. CLS has been an investment adviser to individuals, employee benefit plans, trusts, and corporations since 1989 and has extensive experience managing portfolios of mutual funds.

Listed below are the names and principal occupations of the directors and principal executive officers of CLS. The principal business address of each director and officer, as it relates to his or her duties to CLS, is the same as that of CLS.

Name	Position with CLS
Todd Clarke	Chief Executive Officer and Manager

Scott Kubie	Executive Vice President, Chief Strategist

Mike Miola	Manager

Brian Nielsen	General Counsel and Secretary

Ryan Beach	President

John Ludlow	Chief Operations Officer

Kylee Pohl	Chief Compliance Officer

Daniel Applegarth	Treasurer

James Anderson	Chief Information Officer

Portfolio Management Team

CLS utilizes a team approach for the management of the Funds. From the team, each Fund is assigned a portfolio manager (or in some cases, co-managers) that is primarily responsible for the day-to-day management of the Fund’s portfolio. The Funds’ Portfolio Management Team includes: Rusty Vanneman, CFA and Chief Investment Officer, Scott Kubie, CFA, Jennifer J. Schenkelberg, CFA, Stephen A. Donahoe, CFA, Paula Wieck, Marc Pfeffer, and Matthew Santini. CLS’s Chief Investment Officer also provides strategic direction and oversight to the portfolio management team, including their management of the Funds.

On a day-to-day basis, Ms. Wieck and Mr. Vanneman are primarily responsible for the management of the Amerigo and Clermont Funds. Ms. Wieck, along with Ms. Schenkelberg and Mr. Pfeffer, are primarily responsible for the management of the Select Allocation Fund.

Marc Pfeffer joined CLS as a Senior Portfolio Manager in August 2011. Previously, Mr. Pfeffer served as Chief Investment Officer of Milestone Capital Management, LLC since 2004 and was also the head of Milestone’s portfolio management and research teams. Prior to joining Milestone, Mr. Pfeffer worked with Bear, Stearns & Co., Inc. and Goldman Sachs Asset Management.

Jennifer J. Schenkelberg has been a portfolio manager of CLS since December of 2004. Ms. Schenkelberg currently serves as Senior Portfolio Manager of CLS and has worked for CLS since 2004. Prior to joining CLS, Ms. Schenkelberg served as a Senior Financial Analyst for First National Bank of Omaha Wealth Management Group (1998-2004) and Management Trainee for First National Bank of Omaha (1997-1998).

Paula Wieck joined CLS in 2006 as a Portfolio Administrator before serving as Project Manager and later becoming a member of CLS’s portfolio management team. Ms. Wieck is the Manager of Investment Research at CLS, where she oversees CLS’s team of investment analysts and researchers. Prior to joining CLS, Ms. Wieck worked at TD Ameritrade as an Equity Analyst and Orion Advisor Services, LLC as an Implementation Specialist.

Rusty Vanneman has been the Chief Investment Officer and a portfolio manager of CLS since September 2012. Previously, Mr. Vanneman was Chief Investment Officer and Portfolio Manager at Kobren Insight Management (KIM). Mr. Vanneman’s 11-year tenure at KIM included a five-year span during which KIM was owned by E*TRADE. At KIM, Mr. Vanneman also held positions as Managing Director, Director of Research, and Portfolio Manager for the former Kobren Insight mutual funds and the hedge fund Alumni Partners. At E*TRADE, he was the Senior Market Strategist and also served on the E*TRADE Capital Management, LLC Investment Policy Committee. Prior to joining KIM, Mr. Vanneman was a Senior Analyst at Fidelity Management and Research Company’s Strategic Advisors. Prior to that, he was a Managing Analyst for Thomson Financial’s Thomson Global Markets.

Compensation Payable Under the New Sub-Advisory Agreement. The Advisor pays CLS an annual fee based on a percentage of the average daily value of the assets of each of the Amerigo Fund, Clermont Fund, and Select Allocation Fund at an annual rate of 0.40%. This rate is the same as that paid under the Prior Sub-Advisory Agreement. The approval of the New Sub-Advisory Agreement did not affect the advisory fee payable by the Funds to the Advisor and, therefore, will not result in increased Fund fees or expenses for owners of variable annuity contracts and variable life insurance policies that invest in the Funds.

Management of Similar Funds. Currently, CLS provides investment advisory services to other funds with investment objectives similar to the Amerigo Fund, Clermont Fund, and Select Allocation Fund. The name, net assets and contractual advisory fees for these funds are listed below.

Name of Fund	Net Assets(1)	Advisory Fee Rate Based on Each Fund’s Average Daily Net Assets(2)
CLS AdvisorOne Amerigo Fund	$481.99 million	1.00%
CLS AdvisorOne Clermont Fund	$299.14 million	1.00%
CLS AdvisorOne Select Allocation Fund	$223.72 million	1.00%

(1)	As of May 1, 2013.
(2)

CLS has agreed to defer its advisory fee to limit total operating expenses at least through December 31, 2014, so that direct expenses (not including expenses relating to dividends on short sales, interest expense, indirect fees and expenses of Underlying Funds and extraordinary or non-recurring expenses) do not exceed 1.15% of average daily net assets of the Amerigo Fund, Clermont Fund, Select Allocation Fund. Any deferral may be recouped by CLS from the applicable Fund, to the extent that overall expenses fall below specified limits, within three years of when the amounts were deferred.

IV.	Shareholder Reports

The Trust publishes Annual and Semi-Annual Reports containing additional information about each Fund’s investments. In the Trust’s Annual and Semi-Annual Reports, you will find a discussion of the market conditions and the investment strategies that significantly affected each Fund’s performance during their last fiscal year. Additional and more detailed information about the Funds is included in the SAI dated May 1, 2013.

You may obtain a copy of the SAI or the Annual or Semi-Annual Reports or make inquiries, without charge by calling 800.820.0888 or 301.296.5100, visiting the Guggenheim Investments website at www.guggenheiminvestments.com, or writing to Rydex Variable Trust, at 805 King Farm Boulevard, Suite 600, Rockville, Maryland 20850.

Information about the Funds, including the SAI, and the Annual and Semi-Annual Reports, also may be obtained from the SEC in any of the following ways: (1) in person: you may review and copy documents in the SEC’s Public Reference Room in Washington, D.C. (for information call 1-202-551-8090); (2) on-line: you may retrieve information from the SEC’s web site at http://www.sec.gov; or (3) by mail: you may request documents, upon payment of a duplicating fee, by electronic request at publicinfo@sec.gov or by writing to U.S. Securities and Exchange Commission, Public Reference Section, Washington, D.C. 20549-1520, or by emailing the SEC at the following address: publicinfo@sec.gov.

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